Exhibit 99.3

Investor FAQ

Questions about the transaction

1)	What was announced?

a)

G1 has agreed to be acquired by Pharmacosmos A/S, a global hematology and supportive care leader in the development of innovative treatments for patients suffering from iron deficiency and iron deficiency anemia, for an equity value of approximately $405 million, or $7.15 per share in cash

b)	The combined team will focus on growing and accelerating the global availability of COSELA for all appropriate patients with ES-SCLC.

c)

G1 brings a well-established and successful commercial, sales, and medical platform to Pharmacosmos, who has complementary expertise in commercializing supportive care products, a robust global commercial presence, and significant resources to maximize the penetration of COSELA into the ES-SCLC market.

d)

Together, the combined company will be able to optimize the commercial reach to oncologists across the U.S. and expand the availability of COSELA among patients living with ES-SCLC to ensure access to COSELA.

e)	We are excited to move forward with a company that shares our vision and our values.

2)	Why does this transaction make sense for G1 investors?

a)	This was the result of an unsolicited, competitive process.

b)	We believe this is the right transaction for our investors; it provides each investor with a significant premium to the current value of GTHX shares (133% premium over the last 30 day VWAP)

c)

We believe that this acquisition delivers significant value to G1’s stakeholders by providing better and broader access to COSELA for the cancer patients we seek to treat and a significant premium to our shareholders.

d)

Our goal has always been to advance our mission to improve the lives of those affected by cancer, including by commercializing COSELA and maximizing its availability as quickly as possible for patients who badly need this important drug.

i)	However, G1 currently has limited resources, both financial and human, and recognizes that raising capital at these levels is not in the best interest of our shareholders.

ii)	Pharmacosmos has significantly more resources and a large but complementary global commercial footprint which we believe will help maximize the availability of COSELA.

iii)	We believe that by combining our efforts with Pharmacosmos, our ability to maximize the availability of COSELA globally increases exponentially, and sooner than we can as a standalone.

e)

G1’s Board of Directors believes that a combination such as this is the best option to drive significant increases in sales and penetration into the ES-SCLC market and to drive near-term value for G1’s shareholders.

3)

G1 previously stated that it believes that they currently have enough of a cash runway to get them to profitability by the end of 2025. Did this change? Why does this transaction make sense now at this valuation?

a)	This is correct; we believe that our cash runway takes us to profitability by the end of next year.

b)	We believe that from a Return on Investment perspective, the fact that we are nearing profitability is an important element to Pharmacosmos’ interest in this transaction.

c)	This transaction provides each investor of G1 with a significant premium to the current value of GTHX shares (133% premium over the last 30 day VWAP)

d)	The Board of Directors believe that given our circumstances and business realities, this transaction is the best opportunity for investors to recognize a significant premium to our current valuation.

4)	What are the next steps in this tender offer process? What percentage of shares tendered is closing of the transaction predicated on?

a)	All G1 shareholders will be given an opportunity to “tender,” or sell, their stock for $7.15 per share within a specified timeframe. More details will follow.

b)	The closing of the tender offer is subject to the tender of shares representing a majority of G1’s outstanding shares, receipt of applicable regulatory approvals and other customary conditions.

5)	When is the transaction expected to close?

a)

The transaction is expected to close late in the third quarter of 2024, subject to customary closing conditions, including receipt of applicable regulatory approvals and the tender of a majority of G1’s outstanding shares of common stock.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the proposed acquisition of G1 by Pharmacosmos, the expected timetable for completing the transaction, and G1’s future financial or operating performance. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this communication are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: (i) risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; (ii) uncertainties as to how many of G1’s stockholders will tender their shares in the offer; (iii) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (iv) the possibility that competing offers will be made; (v) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (vi) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; (vii) G1’s ability to successfully demonstrate the efficacy and safety of its drug or drug candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; (viii) comments, feedback and actions of regulatory agencies; (ix) G1’s dependence on the commercial success of COSELA (trilaciclib); (x) the inherent uncertainties associated with developing new products or technologies and operating as commercial stage company; (xi) chemotherapy shortages; and (xi) other risks identified in G1’s SEC filings, including G1’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC. G1 cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. G1 disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Additional Information and Where to Find It

The tender offer referred to in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Pharmacosmos and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Pharmacosmos and its acquisition subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and G1 will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY G1’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to G1’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of G1 by accessing https://investor.g1therapeutics.com or by contacting Investor Relations at ir@g1therapeutics.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

G1’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

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